Exhibit 99.1
The Duckhorn Portfolio Announces First Quarter 2022 Financial Results

Net Sales Increase 13.7%
Gross Margins Expand Nearly 200 Basis Points
Net Income of $21.3 million; Adjusted Net Income of $23.5 million
Adjusted EBITDA of $38.1 million
St. Helena, CA, December 8, 2021 – The Duckhorn Portfolio, Inc. (NYSE: NAPA) (the “Company”), today reported its financial results for the three months ended October 31, 2021.
First Quarter 2022 Highlights
▪Net sales were $104.2 million, an increase of $12.6 million, or 13.7%, versus the prior year period.
▪Gross profit was $52.4 million, an increase of $8.1 million, or 18.3%, versus the prior year period. Adjusted gross profit was $52.8 million, an increase of $7.8 million, or 17.3%, versus the prior year period.
▪Net income was $21.3 million, or $0.18 per diluted share, versus $17.5 million, or $0.17 per diluted share, in the prior year period; adjusted net income was $23.5 million, or $0.20 per diluted share, versus $18.6 million, or $0.18 per diluted share, in the prior year period. Adjusted net income increased $5.7 million, or 32.0%, when compared against the prior year period, and adjusted earnings per share would have been $0.15 per diluted share for the prior year period if similarly burdened by public company costs and using the Fiscal 2022 share count.
▪Adjusted EBITDA was $38.1 million, an increase of $4.4 million, or 13.0%, versus the prior year, which includes public company costs in the most recent quarter that did not exist in the prior year period when the Company was private. Adjusted EBITDA increased $5.5 million, or 16.9%, versus the prior year when comparing adjusted EBITDA in the first quarter against the prior year period if similarly burdened by public company costs.
▪Cash was $5.2 million as of October 31, 2021, with a leverage ratio of 1.9x net debt (net of deferred financing costs) to trailing twelve months adjusted EBITDA.
“At a time of unpredictability in the macro environment, we delivered record quarterly results, both on sales and profitability, reflecting strong top line momentum across our portfolio and impressive gross margin expansion,” commented Alex Ryan, President, Chief Executive Officer and Chairman. “Our ability to successfully lap the nearly 40% organic volume growth we saw in the prior year quarter, well in excess of pre-pandemic levels, is a testament to our phenomenal brand strength and sound execution on growing distribution.”
Ryan continued, “The blend of our high-quality product, differentiated go-to-market strategy and reputation we’ve earned with our trade partners as a reliable supplier of luxury wine is helping to deliver consistent share gains. Given the considerable runway for distribution growth still in front of us and the resiliency we have in our supply chain to profitably pursue it, we remain confident we are positioned to keep growing well in excess of the high growth, luxury wine segment while also maintaining industry-leading margins over the long-term.”

First Quarter 2022 Results

	Three months ended October 31,
	2021	2020
Net sales growth	13.7%	26.0%
Volume contribution	7.5%	39.8%
Price / mix contribution	6.2%	(13.8)%

	Three months ended October 31,
	2021	2020
Wholesale – distributors	68.5%	73.1%
Wholesale – California direct to retail	16.4	14.3
DTC	15.1	12.6
Net sales	100.0%	100.0%
Net sales were $104.2 million, an increase of $12.6 million, or 13.7%, versus $91.6 million in the prior year period. The increase in net sales was a result of 7.5% volume growth (which compares to 39.8% in the prior year period) and 6.2% price/mix contribution. The positive price/mix contribution was primarily attributable to the sales growth out-performance of the wholesale California direct-to-retail and overall DTC channels relative to growth in the wholesale-to-distributor channel, as well as greater sales contribution from our Other Winery Brands, outside of Duckhorn Vineyards and Decoy, versus the prior year period. The primary growth driver across sales channels was a continued recovery of on-premise activity as compared to the prior year quarter. On a like-for-like basis, pricing changes were immaterial to our results.
Gross profit was $52.4 million, an increase of $8.1 million, or 18.3%, versus the prior year period. Gross profit margin was 50.3%, up 199 basis points versus the prior year period as a result of favorable brand and channel mix shifts largely fueled by higher margin DTC channel growth, and greater on-premise activity providing outsized benefit to wholesale California direct-to-retail. Adjusted gross profit was $52.8 million, an increase of $7.8 million, or 17.3%, versus the prior year period.
Total selling, general and administrative expenses were $23.2 million, an increase of $6.4 million, or 38.1% versus $16.8 million in the prior year period. The increase was primarily attributed to $1.7 million in expenses primarily related to an equity follow-on offering and other transaction costs, an additional $1.8 million related to public company costs, namely professional fees and D&O insurance, which were not present in the prior year quarter when the Company was private and higher work force-related expenses, including $1.2 million in higher equity-based compensation.
Net income was $21.3 million, or $0.18 per diluted share, versus $17.5 million, or $0.17 per diluted share, in the prior year period. Adjusted net income was $23.5 million, or $0.20 per diluted share, versus $18.6 million, or $0.18 per diluted share, in the prior year period. The increases to adjusted net income and adjusted EPS were due to higher net sales, robust gross profit margin expansion and lower interest expense, partially offset by increases in direct selling expenses generally in line with net sales growth during the period including public company costs. Adjusted net income for the three months ended October 31, 2020 would have been $17.8 million, or $0.15 per diluted share, if that earlier period reflected similar public company costs and share count consistent with the first quarter of Fiscal 2022.
Adjusted EBITDA was $38.1 million, an increase of $4.4 million, or 13.0%, versus $33.7 million in the prior year period. The increase was largely driven by higher net sales volume plus gross profit margin improvement, partially offset by the aforementioned increases in selling, general and administrative expenses due to higher work force-related and ongoing public company costs. Adjusted EBITDA increased $5.5 million, or 16.9%, versus the prior year when comparing adjusted EBITDA in the first quarter against the prior year period if similarly burdened by public company costs. On a comparative basis, if burdening Fiscal 2021 first quarter results with a similar level of public company costs, last year’s first quarter adjusted EBITDA margin would have been 118-basis points lower. This apples-to-apples comparison would imply a 94-basis point improvement in adjusted EBITDA margin for the first quarter of Fiscal 2022.
Fiscal Year 2022 Guidance
The Company is reaffirming its previously provided fiscal 2022 guidance. For the year, we expect to deliver adjusted EPS between $0.54 and $0.57 per diluted share versus fiscal 2021 adjusted EPS of $0.58 per diluted share. Note, the provided annual range is negatively impacted by an increase in weighted average share count of approximately nine million shares or 8% on a year-over-year basis, a function of timing related to the Company’s third quarter fiscal 2021 IPO. On a comparative basis, fiscal 2022 also includes a full year of public company costs, whereas fiscal 2021 results only include a partial year of public company costs.
Accordingly, the Company views it as useful to consider these factors in evaluating our operating performance year-over-year. On a like-for-like basis, the guidance range provided for fiscal 2022 adjusted EPS of $0.54 to $0.57 per diluted share is comparable to what would be an adjusted EPS of $0.52 per diluted share in fiscal 2021 if that year had been burdened by a full year of public company costs and assuming a diluted share count consistent with our guidance for fiscal 2022.
The Company reaffirms the guidance ranges below for fiscal year 2022:

(amounts in millions, except per share data and percentages)	Fiscal year ended July 31, 2022
Net sales	$353.0	-	$360.0
Adjusted EBITDA	$118.0	-	$122.0
Adjusted EPS	$0.54	-	$0.57
Diluted share count	114.5	-	116.5
Effective tax rate	24%	-	26%
Conference Call and Webcast
The Company will host a conference call to discuss these results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time.) Investors interested in participating in the live call can dial 833-329-1692 from the U.S. and 639-380-0038 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, December 22, 2021, by dialing 416-621-4642 from the U.S., or 800-585-8367 from international locations, and entering confirmation code 8537157.
There will also be a simultaneous, live webcast available on the Company’s investor relations website at https://ir.duckhorn.com. The webcast will be archived for 30 days.
About The Duckhorn Portfolio, Inc.
The Duckhorn Portfolio is North America’s premier luxury wine company, with ten wineries, eight state-of-the-art winemaking facilities, seven tasting rooms and more than 800 coveted acres of vineyards spanning 22 Estate properties. Established in 1976, when vintners Dan and Margaret Duckhorn founded Napa Valley’s Duckhorn Vineyards, today, our portfolio features some of North America’s most revered wineries, including Decoy, Paraduxx, Goldeneye, Migration, Canvasback, Calera, Kosta Browne, Greenwing and Postmark. Sourcing grapes from our own Estate vineyards and fine growers in Napa Valley, Sonoma County, Anderson Valley, California’s North and Central coasts, and Washington State, we offer a curated and comprehensive portfolio of acclaimed luxury wines with price points ranging from $20 to $200 across more than 15 varietals and 25 appellations. Our wines are available throughout the United States, on five continents, and in more than 50 countries around the world. To learn more, visit us at: https://www.duckhornportfolio.com. Investors can access information on our investor relations website at: https://ir.duckhorn.com.
Use of Non-GAAP Financial Information
In addition to the Company’s results which are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company believes the following non-GAAP measures presented in this press release and discussed on the related teleconference call are useful in evaluating its operating performance: adjusted gross profit, adjusted EBITDA, adjusted net income and adjusted EPS. Certain of these non-GAAP measures exclude depreciation and amortization, non-cash equity-based compensation expense, purchase accounting adjustments, casualty losses or gains, impairment losses, changes in the fair value of derivatives, net of taxes, and certain other items which are not related to the Company’s core operating performance. The Company believes that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. The Company’s management team uses these non-GAAP financial measures to evaluate business performance in comparison to budgets, forecasts and prior period financial results. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided herein for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Readers are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Forward-Looking Statements
This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including statements regarding the timing or nature of future operating or financial performance or other events. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to manage the growth of its business; the Company’s reliance on its brand name, reputation and product quality; the effectiveness of the Company’s marketing and advertising programs; general competitive conditions, including actions the Company’s competitors may take to grow their businesses; overall decline in the health of the economy and consumer discretionary spending; the occurrence of severe weather events (including fires, floods and earthquakes), catastrophic health events, natural or man-made disasters, social and political conditions or civil unrest; risks associated with disruptions in the Company’s supply chain for grapes and raw and processed materials, including corks, glass bottles, barrels, winemaking additives and agents, water and other supplies; risks associated with the disruption of the delivery of the Company’s wine to customers; the impact of COVID-19 and its variants on the Company’s customers, suppliers, business operations and financial results; disrupted or delayed service by the distributors and government agencies the Company relies on for the distribution of its wines outside of California; the Company’s ability to successfully execute its growth strategy; decreases in the Company’s wine score ratings by wine rating organizations; quarterly and seasonal fluctuations in the Company’s operating results; the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors; the Company’s ability to protect its trademarks and other intellectual property rights, including its brand and reputation; the Company’s ability to comply with laws and regulations affecting its business, including those relating to the manufacture, sale and distribution of wine; the risks associated with the legislative, judicial, accounting, regulatory, political and economic risks and conditions specific to both domestic and to international markets; claims, demands and lawsuits to which the Company is, and may in the future, be subject and the risk that its insurance or indemnities coverage may not be sufficient; the Company’s ability to operate, update or implement its IT systems; the Company’s ability to successfully pursue strategic acquisitions and integrate acquired businesses; the Company’s potential ability to obtain additional financing when and if needed; the Company’s substantial indebtedness and its ability to maintain compliance with restrictive covenants in the documents governing such indebtedness; the Company’s sponsor’s significant influence over the Company, and the Company’s status as a “controlled company” under the rules of the New York Stock Exchange; the potential liquidity and trading of the Company’s securities; the future trading prices of the Company’s common stock and the impact of securities analysts’ reports on these prices; and the risks identified in the Company’s other filings with the SEC. The Company cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements. The Company’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.
Contacts
Investor Contact
Chris Mandeville, ICR
ir@duckhorn.com
707-302-2635
Media Contact
Jessica Liddell, ICR
DuckhornPR@icrinc.com
203-682-8200

THE DUCKHORN PORTFOLIO, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except shares and per share data)

	October 31, 2021	July 31, 2021
ASSETS	(unaudited)
Current assets
Cash	$5,247	$4,244
Accounts receivable trade, net	59,618	33,253
Inventories	319,224	267,737
Prepaid expenses and other current assets	8,693	9,167
Total current assets	392,782	314,401
Long-term assets
Property and equipment, net	244,397	240,939
Intangible assets, net	198,626	200,547
Goodwill	425,209	425,209
Other long-term assets	2,080	2,021
Total long-term assets	870,312	868,716
Total assets	$1,263,094	$1,183,117

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$52,780	$3,556
Accrued expenses	50,690	21,557
Accrued compensation	10,755	16,845
Deferred revenue	3,933	3,102
Current maturities of long-term debt	11,284	11,324
Other current liabilities	395	397
Total current liabilities	129,837	56,781
Long-term liabilities
Revolving line of credit, net	108,679	121,348
Long-term debt, net of current maturities and debt issuance costs	111,887	114,625
Deferred income taxes	86,667	86,667
Other long-term liabilities	1,014	1,458
Total long-term liabilities	308,247	324,098
Total liabilities	438,084	380,879
Equity
Common stock, $0.01 par value; 500,000,000 shares authorized, 115,046,793 issued and outstanding at both October 31, 2021 and July 31, 2021	1,150	1,150
Additional paid-in capital	728,362	726,903
Retained earnings	94,907	73,634
Total The Duckhorn Portfolio, Inc. equity	824,419	801,687
Non-controlling interests	591	551
Total equity	825,010	802,238
Total liabilities and equity	$1,263,094	$1,183,117

THE DUCKHORN PORTFOLIO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three months ended October 31,
	2021	2020
Net sales (net of excise taxes of $1,476 and $1,265 respectively)	$104,181	$91,638
Cost of sales	51,771	47,363
Gross profit	52,410	44,275

Selling, general and administrative expenses	23,158	16,805
Casualty loss, net	49	1,555
Income from operations	29,203	25,915

Interest expense	1,606	3,580
Other (income) expense, net	(1,093)	(1,323)
Total other expenses	513	2,257
Income before income taxes	28,690	23,658
Income tax expense	7,377	6,136
Net income	21,313	17,522
Less: Net (income) loss attributable to non-controlling interest	(40)	1
Net income attributable to The Duckhorn Portfolio, Inc.	$21,273	$17,523

Net income per share of common stock:
Basic	$0.18	$0.17
Diluted	$0.18	$0.17

Weighted average shares of common stock outstanding:
Basic	115,046,793	101,713,460
Diluted	115,396,026	101,713,460

THE DUCKHORN PORTFOLIO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Three months ended October 31,
	2021	2020
Cash flows from operating activities
Net income	$21,313	$17,522
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	4,829	5,116
Loss on disposal of assets	(46)	(14)
Change in fair value of derivatives	(442)	(1,548)
Amortization of debt issuance costs	402	436
Loss on debt extinguishment	—	272
Equity-based compensation	1,459	288
Change in operating assets and liabilities:
Accounts receivable trade, net	(26,365)	(26,738)
Inventories	(51,487)	(38,920)
Prepaid expenses and other current assets	470	(3,307)
Other long-term assets	(58)	(9)
Accounts payable	48,755	9,738
Accrued expenses	29,177	35,955
Accrued compensation	(6,090)	(1,480)
Deferred revenue	830	5,139
Other current and long-term liabilities	—	37
Net cash provided by operating activities	22,747	2,487

Cash flows from investing activities
Purchases of property and equipment	(5,945)	(7,701)
Proceeds from sales of property and equipment	49	15
Net cash used in investing activities	(5,896)	(7,686)

Cash flows from financing activities
Payments under line of credit	(28,000)	(21,000)
Borrowings under line of credit	15,000	25,000
Extinguishment of long-term debt	—	(38,131)
Issuance of long-term debt	—	38,131
Payments of long-term debt	(2,848)	(3,619)
Repayment of capital leases	—	(4)
Debt issuance costs	—	(125)
Net cash (used in) provided by financing activities	(15,848)	252
Net increase (decrease) in cash	1,003	(4,947)
Cash - Beginning of year	4,244	6,252
Cash - End of year	$5,247	$1,305

THE DUCKHORN PORTFOLIO, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted gross profit, adjusted net income, adjusted EBITDA and adjusted EPS, collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company’s industry and should not be construed as an alternative to net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to evaluate business performance in comparison to budgets, forecasts and prior year financial results.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that the Company calculates as net income before interest, taxes, depreciation and amortization, non-cash equity-based compensation expense, purchase accounting adjustments, casualty losses or gains, impairment losses, changes in the fair value of derivatives and certain other items which are not related to our core operating performance. Adjusted EBITDA is a key performance measure the Company uses in evaluating its operational results. The Company believes adjusted EBITDA is a helpful measure to provide investors an understanding of how management regularly monitors the Company’s core operating performance, as well as how management makes operational and strategic decisions in allocating resources. The Company believes adjusted EBITDA also provides management and investors consistency and comparability with the Company’s past financial performance and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations unrelated to its overall performance.
Adjusted EBITDA has certain limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations include:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•adjusted EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs;
•adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt;
•adjusted EBITDA does not reflect income tax payments that may represent a reduction in cash available to the Company; and
•other companies, including companies in the Company’s industry, may calculate adjusted EBITDA differently, which reduce their usefulness as comparative measures.
Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including net income and the Company’s other GAAP results. In evaluating adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by the types of items excluded from the calculation of adjusted EBITDA.

Adjusted Gross Profit
Adjusted gross profit is a non-GAAP financial measure that the Company calculates as gross profit excluding the impact of purchase accounting adjustments (including depreciation and amortization related to purchase accounting) and bulk wine losses. We believe adjusted gross profit is a useful measure to us and our investors to assist in evaluating our operating performance because it provides consistency and direct comparability with our past financial performance between fiscal periods, as the metric eliminates the effects of non-cash or other expenses unrelated to our core operating performance that would result in fluctuations in a given metric for reasons unrelated to overall continuing operating performance. Adjusted gross profit should not be considered a substitute for gross profit or any other measure of financial performance reported in accordance with GAAP.
Adjusted Net Income
Adjusted net income is a non-GAAP financial measure that the Company calculates as net income excluding the impact of non-cash equity-based compensation expense, purchase accounting adjustments, casualty losses or gains, impairment losses, changes in the fair value of derivatives and certain other items unrelated to core operating performance, as well as the estimated income tax impacts of all such adjustments included in this non-GAAP performance measure. We believe adjusted net income assists us and our investors in evaluating our performance period-over-period. In calculating adjusted net income, we also calculate the following non-GAAP financial measures which adjust each GAAP-based financial measure for the relevant portion of each adjustment to reach adjusted net income:
•Adjusted net sales – calculated as net sales excluding the impact of purchase accounting and bulk wine losses;
•Adjusted SG&A – calculated as selling, general, and administrative expenses excluding the impacts of purchase accounting, transaction expenses, equity-based compensation, and COVID-19 costs;
•Adjusted income tax – calculated as the tax effect of all adjustments to reach adjusted net income based on the applicable blended statutory tax rate for the period.
Adjusted net income should not be considered a substitute for net income or any other measure of financial performance reported in accordance with GAAP.
Adjusted EPS
Adjusted EPS is a non-GAAP financial measure that the Company calculates as adjusted net income divided by diluted share count for the applicable period. We believe adjusted EPS is useful to us and our investors because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share or any other measure of financial performance reported in accordance with GAAP.

THE DUCKHORN PORTFOLIO, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in millions, except shares and per share data)

				Three months ended October 31, 2021
	Net sales	Gross profit	SG&A	Adjusted EBITDA	Income tax	Net income	Diluted EPS
GAAP results	$104.2	$52.4	$23.2	$21.3	$7.4	$21.3	$0.18
Interest expense				1.6
Income tax expense				7.4
Depreciation and amortization expense		0.2	(1.9)	4.8
EBITDA				$35.1
Purchase accounting adjustments		0.2		0.2	—	0.1	—
Transaction expenses			(1.7)	1.7	0.5	1.3	0.01
Change in fair value of derivatives				(0.4)	(0.1)	(0.3)	—
Equity-based compensation			(1.5)	1.5	0.3	1.1	0.01
Non-GAAP results	$104.2	$52.8	$18.0	$38.1	$8.1	$23.5	$0.20

				Three months ended October 31, 2020
	Net sales	Gross profit	SG&A	Adjusted EBITDA	Income tax	Net income	Diluted EPS
GAAP results	$91.6	$44.3	$16.8	$17.5	$6.1	$17.5	$0.17
Interest expense				3.6
Income tax expense				6.1
Depreciation and amortization expense		0.2	(1.9)	5.1
EBITDA				$32.4
Purchase accounting adjustments		0.6		0.6	0.1	0.4	—
Change in fair value of derivatives				(1.5)	(0.4)	(1.1)	(0.01)
Equity-based compensation			(0.3)	0.3	—	0.3	—
Loss on debt extinguishment				0.3	0.1	0.2	—
Financial statement uplift costs			(0.2)	0.2	0.1	0.1	—
Wildfire costs				1.6	0.4	1.2	0.01
Non-GAAP results	$91.6	$45.0	$14.3	$33.7	$6.4	$18.6	$0.18
Note: Sum of individual amounts may not recalculate due to rounding.